Exhibit 99.1

AMMO, Inc. Announces Pricing of $18 Million Upsized Public Offering of Common Stock and Concurrent Uplisting to the Nasdaq Capital Market

SCOTTSDALE, Ariz., Dec. 01, 2020 (GLOBE NEWSWIRE) — AMMO, Inc. (Nasdaq: POWW ) (“AMMO” or the “Company”), a premier American ammunition and munition components manufacturer and technology leader, announced today the pricing of an underwritten public offering of 8,564,285 shares of common stock at a price to the public of $2.10 per share (“Offering”). The gross proceeds to AMMO from this Offering are expected to be approximately $18 million, prior to deducting offering expenses, commissions and underwriting discounts. In addition, AMMO granted the underwriters a 45-day option to purchase up to 1,284,643 additional shares of common stock at the public offering price in the amount of $2,697,750, less commissions and underwriting discounts. The Offering is expected to close on December 3, 2020, subject to the satisfaction of customary closing conditions.

Alexander Capital, L.P. and Kingswood Capital Markets, division of Benchmark Investments, Inc., acted as joint bookrunners for the Offering.

AMMO is also pleased to announce its common stock has been approved to list on The Nasdaq Capital Market® (“Nasdaq”) under its current “POWW” ticker symbol and is expected to begin trading on Nasdaq on December 1, 2020.

“We are excited to have achieved this milestone,” said Fred Wagenhals, AMMO’s CEO. “We look forward to using the proceeds of this offering to develop new products, expand our team and upgrade our sales and marketing capabilities. Additionally, in satisfying Nasdaq’s liquidity and financial requirements, we believe the uplisting to Nasdaq elevates and enhances our visibility within the investing community. Our longstanding and unwavering goal is to drive long-term stockholder value. With the achievement of this uplisting, we believe we will be able to broaden our stockholder base and our stock will have greater liquidity. With this important interim goal met, we will move forward with our plans to strategically expand our operational footprint and continue to disrupt the industry with cutting-edge and technologically improved product offerings,” stated Mr. Wagenhals.

All shares in the Offering are being sold by the Company. AMMO anticipates using the net proceeds from the Offering for capital expenditures, new product research and development, upgrading of sales and marketing capabilities and the balance for working capital and general corporate purposes.

The shares of common stock described above are being offered by AMMO pursuant to a registration statement on Form S-1 (File No. 333-248800) that was initially filed by the Company with the U.S. Securities and Exchange Commission (SEC) on September 15, 2020 and declared effective by the SEC on November 30, 2020. The Offering is being made only by means of a written prospectus that forms a part of the registration statement. A preliminary prospectus relating to the Offering was filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. A final prospectus relating to the Offering will be filed with the SEC. When available, copies of the final prospectus relating to the Offering may be obtained from Alexander Capital, L.P., 17 State Street, New York, New York 10014, 212-687-5650, info@alexandercapitallp.com and will be available on the SEC’s website.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Forward Looking Statements

This document contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, goals and objectives of management for future operations; any statements concerning proposed new products and services or developments thereof; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words, or the negative thereof. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Reports filed on Form 8-K.

Investor Contact:
Rob Wiley, CFO
AMMO, Inc.
Phone: (480) 947-0001
IR@ammo-inc.com